Lithia Announces Acquisition of Nissan and Kia Store; Schedules Release of Third Quarter 2013 Results

MEDFORD, OR -- (Marketwired - October 07, 2013) - Lithia Motors, Inc. (NYSE: LAD) announced that it acquired Stockton Nissan Kia in Stockton, California. The store will be named Nissan and Kia of Stockton, and adds $45 million in estimated annual revenues.

Bryan DeBoer, President and Chief Executive Officer, commented, "The Stockton market is attractive for Lithia as it complements our existing footprint in northern California. We believe the Nissan and Kia store is poised for success as exclusive franchises in Stockton. We are pleased to welcome the stores to our family, and to grow our regional presence in the central valley of California."

Third Quarter Earnings Release
Lithia also announced its third quarter 2013 earnings will be released before the market opens on Wednesday, October 23, 2013. A conference call to discuss the earnings results is scheduled for the same day at 10:00 a.m. Eastern Time.

How to Participate
The conference call may be accessed by telephone at (877) 407-8029. To listen live on our website or for replay, visit www.lithiainvestorrelations.com and click on webcasts.

About Lithia
Lithia Motors, Inc. is the ninth largest automotive retailer in the United States. Lithia sells 27 brands of new vehicles and all brands of used vehicles at 92 stores in 11 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Sites
www.lithia.com
www.lithiacareers.com
www.assuredservice.com

Lithia Motors on Facebook
http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter
http://twitter.com/lithiamotors

Contact:
John North
VP Finance and Controller
(541) 618-5748